EXHIBIT 99.1
Contacts:
Investor Relations
Hope Cochran
Clearwire
425-216-4735
hope.cochran@clearwire.com
Media Relations
Susan Johnston
Clearwire
425-216-7913
susan.johnston@clearwire.com
Clearwire Reports First Quarter 2008 Results
Consolidated Highlights
Net Subscribers Grow 72% Over Same Quarter Last Year to 443,000
First Quarter Revenues Increase 76% Over Same Quarter Last Year to $51.5 million
Market-Level Progress
Initial Markets Subscribers Grow 29% Over Same Quarter Prior Year
Initial Markets Revenues Increase 38% Over Same Quarter Last Year 27 Markets Now Market EBITDA Positive with Clearwire Record Market EBITDA Margin of 21% for Initial Markets
KIRKLAND, Wash. – May 12, 2008 – Clearwire Corporation (“Clearwire”) [NASDAQ: CLWR], a leading provider of wireless high-speed Internet service, today reported financial and operating results for the first quarter of 2008.
“We began 2008 with an impressive first quarter across all major metrics, while continuing our emphasis on improving profitability,” said Benjamin G. Wolff, chief executive officer of Clearwire. “We surpassed the 400,000 subscriber milestone in January and ended the quarter with approximately 443,000 subscribers, representing 72% subscriber growth since the previous year’s first quarter. Our revenues grew a noteworthy 76% over last year’s first quarter. This was the result of the solid subscriber growth, as well as our successful expansion of service offerings to include residential voice service in more markets and a PC Card. We remain focused on increasing shareholder value by leveraging our residential broadband services, coupled with our dedication to customer satisfaction, to help realize the significant growth opportunities in the markets that we serve.
“During the latter half of 2007, we signaled our intention to focus more on cash flow and less on top-line growth to drive operating efficiencies in our existing markets given the challenging financing environment – and we have good news to report. Three additional markets turned Market EBITDA positive in the first quarter, bringing our total number to 27 versus 10 at the end of the same quarter last year. Further, the Market EBITDA margin expanded dramatically in our Initial Markets (those 25 markets launched prior to 2006) to more than 21%. During the first quarter, we continued to increase our household penetration and expand our ARPU. Overall estimated household penetration in our Initial Markets reached nearly 13%, while quarterly ARPU in these markets was nearly $37,” Wolff continued.

“The deployment of our mobile WiMAX network in Portland, Oregon, continues to make excellent progress and we are pleased with the success that our vendor partners are having with the development of mobile WiMAX enabled devices,” added Wolff. “With respect to our recent announcement to combine Clearwire and Sprint’s mobile WiMAX businesses to form the new Clearwire, we expect the transaction to close during the fourth quarter of 2008, and we believe that the accelerated deployment of our mobile WiMAX nationwide network will create a compelling opportunity to deliver the products and services that consumers want – combining mobility and speed, with access anytime and anywhere, at home or away.”
2008 First Quarter Consolidated Results
Consolidated Average Revenue Per User (or ARPU) for the 2008 first quarter was $36.86, which was slightly above the $35.80 level from the year-ago quarter, primarily due to increased sales of new services, including our Voice over IP (“VoIP”), PC Card, other ancillary services, and improving international results. Consolidated churn was 2.2%, while domestic churn was 2.0% in the first quarter of 2008.
Consolidated service revenues were $51.5 million in the quarter, versus $29.3 million for the same quarter of 2007, representing a growth rate of 76%. The growth in service revenues was driven primarily by Clearwire’s rapid subscriber growth, as well as new product initiatives. Clearwire added over 48,000 net new subscribers in the first quarter.
As a result of the seven large markets launched late in the third and fourth quarters of 2007 that cover approximately five million additional people and certain promotional offerings, gross margins declined to 26% in the first quarter from 43% in the prior year. We expect these margins to rebound as the new markets begin to scale, although gross margins may come under pressure again later in the year when the new WiMAX markets are launched.
Adjusted EBITDA reflected a loss of $81.2 million, versus an Adjusted EBITDA loss of $51.5 million for the same period in the prior year. The increased loss compared to the year-ago quarter was due primarily to the additional Cost per Gross Addition (or CPGA) incurred to acquire the increased number of new customers, general and administrative costs, and increased spectrum lease expense – all in support of the significantly higher number of markets in operation since the end of last year’s first quarter. Increased expenses in General and Administrative were largely attributable to a year-over-year increase in headcount in support of Clearwire’s growth and other corporate initiatives related to operations support systems, billing support systems, mobile WiMAX deployment and portal services.
Capital Expenditures (or CAPEX) for the first quarter were $53.1 million, which was significantly below the $74.4 million CAPEX level in the same period last year. The reduction in CAPEX is directly related to Clearwire’s decision to slow its expansion in the second half of 2007 and into 2008. Clearwire did not add any new markets in the first quarter of 2008, as continued focus has been placed on improving operating efficiency and profitability in its existing markets, and preparing to launch its initial mobile WiMAX enabled markets later in 2008.
Clearwire continues to have markets covering more than 36 million people in various stages of design, development and construction, which provides it with flexibility to modulate the pace of its market deployment up or down based on the availability of required capital.
-more-

The table below summarizes Clearwire’s 2008 first quarter consolidated results, versus the 2007 first quarter results.
Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended March 31
	2008	2007	% Change
REVENUE
Service	$51,528	$29,275	76%

Total Revenue	51,528	29,275	76%

Cost of Service	38,174	16,735	128%

Gross Margin	13,354	12,540	6%
Gross Margin %	26%	43%

Selling, General and Administrative	99,109	68,657	44%
Research and Development	437	445	(2%)
Spectrum Lease Expense	35,685	13,442	165%

EBITDA Loss	(121,877)	(70,004)	74%

Adjustment for Non-Cash Items	40,701	18,470	120%

Adjusted EBITDA Loss	$(81,176)	$(51,534)	58%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	48k	52k
Total Subscribers	443k	258k
ARPU	$36.86	$35.80
Churn	2.2%	1.6%
CPGA	$393	$343
Capital Expenditures	$53.1MM	$74.4MM
Covered POPS	16.6MM	10.1MM
Cash, Cash Equivalents and Investments	$806MM	$1,506MM
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
-more-

Market-Level Progress
2008 First Quarter Results
Clearwire believes that its market-level progress reflects its continued focus on driving markets toward profitability.
Clearwire’s Initial Markets, all of which commenced operations prior to 2006, ended the first quarter of 2008 with approximately 226,000 subscribers, reflecting an increase of 51,000 subscribers over the same quarter last year, a growth rate of 29%.
The Initial Markets service revenue was $24.9 million for the quarter, versus $18.1 million in the first quarter of 2007, reflecting a growth rate of 38%. This revenue growth was driven not only by the growth in subscribers, but also by gains in the delivery of new products and services, particularly VoIP, which is achieving penetration rates that exceed the company’s initial expectations. In addition, the gross margin in the Initial Markets increased to 77% for the 2008 first quarter, versus a gross margin of 72% for first quarter of 2007. This improvement in gross margin was driven by increased network efficiencies, as Clearwire continued to penetrate the Initial Markets and leverage its network assets. Market EBITDA for the Initial Markets was $5.2 million in the first quarter of 2008, or 21% of revenue, compared to a Market EBITDA loss for the Initial Markets of $0.6 million in the year ago quarter. The Market EBITDA improvement resulted from Clearwire’s consistent focus on driving economies of scale and emphasis on containing selling, general and administrative expenses in the Initial Markets.
“We are highly focused on consistently improving execution in each of our markets,” added Wolff. “Nearly 60% of our 46 domestic markets were Market EBITDA positive at the end of the 2008 first quarter. We now have several markets exceeding 30% Market EBITDA margins, which we believe demonstrates a scalable, replicable business model. We are encouraged by the fact that we are achieving these margins well before we launch our mobile WiMAX services.”
-more-

Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended March 31
	2008	2007	% Change
CONDENSED INCOME STATEMENT
Total Revenue	$24,897	$18,076	38%

Gross Margin	$19,092	$13,095	46%
Gross Margin %	77%	72%

Market EBITDA	$5,208	$(599)	NM
EBITDA %	21%	-3%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Subscribers	226k	175k
ARPU	$36.90	$36.20
Churn	2.1%	1.7%
CPGA	$343	$318
Covered POPS	4.4MM	4.2MM
Number of EBITDA positive markets	24	10
Management Webcast
Clearwire’s senior leadership team will discuss the company’s 2008 first quarter performance during a conference call and simultaneous webcast at 5 p.m. Eastern Time (2 p.m. Pacific Time) today. The call is expected to last approximately 45 minutes. To access today’s conference call, please call 888-713-4217, or outside the United States please call 617-213-4869. The conference call passcode is 47287547. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until midnight Eastern Time (9 p.m. Pacific Time), on May 26. To access the replay, please call 888-286-8010, or outside the United States please call 617-801-6888. The replay passcode is 57294490.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 50 markets across the U.S, as well as in Europe. For more information, visit www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; development, network launch, and strategic plans and objectives; industry conditions; the strength of its balance sheet; and

liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our recently announced transactions with Sprint and several strategic investors are subject to several closing conditions that, if not satisfied, could result in the transactions not being completed.

•	The transaction agreement with Sprint and the strategic investors includes covenants that limit our ability to take certain actions prior to the completion of the transactions and that may cause our business and prospects to suffer if such transactions are not completed.

•	The transactions with Sprint and the investors may present significant challenges to our management that could divert management’s attention from day-to-day operations and have a negative impact on our business.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our pre-WiMAX network to a mobile WiMAX network, which may not be developed to our satisfaction.

•	We currently depend on our commercial partners to develop and deliver the equipment for our pre-WiMAX and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Craig McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed on March 13, 2008. Clearwire assumes no obligation to update or supplement such forward-looking statements.
-more-

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$614,189	$876,752
Short-term investments	110,602	67,012
Restricted cash	1,212	1,077
Accounts receivable, net of allowance of $1,720 and $787	3,898	3,677
Notes receivable, short-term	2,219	2,134
Inventory	2,955	2,312
Prepaids and other assets	36,509	36,748

Total current assets	771,584	989,712
Property, plant and equipment, net	601,012	572,329
Restricted cash	9,815	11,603
Long-term investments	81,029	88,632
Notes receivable, long-term	5,115	4,700
Prepaid spectrum license fees	483,995	457,741
Spectrum licenses and other intangible assets, net	495,940	480,003
Goodwill	38,293	35,666
Investments in equity investees	14,565	14,602
Other assets	29,965	30,981

TOTAL ASSETS	$2,531,313	$2,685,969

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$92,766	$102,447
Deferred rent-current	597	24,805
Deferred revenue	11,098	10,010
Due to affiliate	—	2
Current portion of long-term debt	22,500	22,500

Total current liabilities	126,961	159,764
Long-term debt	1,231,250	1,234,375
Deferred tax liabilities	44,170	43,107
Other long-term liabilities	123,949	71,385

Total liabilities	1,526,330	1,508,631
MINORITY INTEREST	12,586	13,506

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 135,609,171 and 135,567,269 shares issued and outstanding	2,109,178	2,098,155
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Accumulated other comprehensive income, net	11,264	17,333
Accumulated deficit	(1,362,421)	(1,186,032)

Total stockholders’ equity	992,397	1,163,832

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,531,313	$2,685,969

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	March 31,		Percentage
	2008	2007	Change
REVENUES	$51,528	$29,275	76.0%

OPERATING EXPENSES:
Cost of goods and services (exclusive of a portion of depreciation and amortization shown below)	38,174	16,735	128.1%
Selling, general and administrative expense	99,109	68,657	44.4%
Research and development	437	445	(1.8%)
Depreciation and amortization	28,085	16,185	73.5%
Spectrum lease expense	35,685	13,442	165.5%

Total operating expenses	201,490	115,464	74.5%

OPERATING LOSS	(149,962)	(86,189)	74.0%

OTHER INCOME (EXPENSE):
Interest income	8,469	16,590	(49.0%)
Interest expense	(28,594)	(24,218)	18.1%
Foreign currency gains, net	525	33	1490.9%
Other-than-temporary impairment loss and realized loss on investments	(4,849)	—	N/M
Other income (expense), net	(343)	2,478	N/M

Total other expense, net	(24,792)	(5,117)	384.5%

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(174,754)	(91,306)	91.4%
Income tax provision	(1,916)	(603)	217.7%

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(176,670)	(91,909)	92.2%
Minority interest in net loss of consolidated subsidiaries	1,237	892	38.7%
Losses from equity investees	(956)	(1,618)	(40.9%)

NET LOSS	$(176,389)	$(92,635)	90.4%

Net loss per common share, basic and diluted	$(1.08)	$(0.64)	68.8%

Weighted average common shares outstanding, basic and diluted	164,056	143,739	14.1%

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
(In thousands)

	For the three months ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(176,389)	$(92,635)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	1,419	661
Depreciation and amortization	28,085	16,185
Amortization of prepaid spectrum license fees	13,713	2,774
Amortization of deferred financing costs and accretion of debt discount	1,518	7,052
Share-based compensation	10,712	7,869
Other-than-temporary impairment loss on investments	4,849	—
Deferred income taxes	1,916	677
Non-cash interest on swaps	237	—
Minority interest	(1,237)	(892)
Losses from equity investees, net	956	1,618
Loss (gain) on other asset disposals	1,613	(5)
Gain on sale of equity investment	—	(2,213)
Changes in assets and liabilities, net:
Prepaid spectrum license fees	(39,967)	(44,327)
Inventory	(748)	48
Accounts receivable	(1,578)	(879)
Prepaids and other assets	(6,485)	(4,988)
Accounts payable	1,598	2,855
Accrued expenses and other liabilities	10,055	(13,736)
Due to affiliate	(2)	(392)

Net cash used in operating activities	(149,735)	(120,328)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(53,072)	(74,370)
Payments for acquisitions of spectrum licenses and other	(13,111)	(10,400)
Purchases of available-for-sale investments	(99,308)	(461,928)
Sales or maturities of available-for-sale investments	55,200	512,415
Investments in equity investees	(760)	—
Restricted cash	1,653	(926)
Restricted investments	—	34,294
Proceeds from sale of equity investment and other assets	—	2,250

Net cash (used in) provided by investing activities	(109,398)	1,335

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO and other, net	—	557,572
Proceeds from issuance of common stock for option and warrant exercises	335	1,546
Principal payments on long-term debt	(3,125)	(625)
Contributions from minority interests	—	15,000

Net cash (used in) provided by financing activities	(2,790)	573,493

Effect of foreign currency exchange rates on cash and cash equivalents	(640)	(90)

Net (decrease) increase in cash and cash equivalents	(262,563)	454,410
CASH AND CASH EQUIVALENTS:
Beginning of period	876,752	438,030

End of period	$614,189	$892,440

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower/office rent expense and non-cash spectrum lease expense.

	Three Months Ended March 31
(in thousands)	2008	2007
Operating Loss	$(149,962)	$(86,189)
Depreciation and Amortization	28,085	16,185

EBITDA Loss	(121,877)	(70,004)
Non-Cash Items
Share-Based Compensation	10,712	7,869
Non-Cash Tower/Office Rent Expense	5,020	2,801
Non-Cash Spectrum Lease Expense	24,969	7,800

Non-Cash	40,701	18,470

Adjusted EBITDA	$(81,176)	$(51,534)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
-more-

(2) ARPU is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

	Three Months Ended March 31
(in thousands)	2008	2007
ARPU
Service Revenue	$51,528	$29,275
Legacy Business Revenue	(3,915)	(3,662)
CPE Revenue	(1,011)	(553)

ARPU Revenue	46,602	25,060

Average Customers	421	233
Months in Period	3	3
ARPU	$36.86	$35.80

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
-more-

(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and legacy businesses costs, plus CPE and PC Card equipment subsidy, divided by gross customer additions in the period.

	Three Months Ended March 31
(in thousands)	2008	2007
CPGA
Selling, General and Administrative	$99,109	$68,657
G&A and Other	(69,128)	(47,050)

Total Selling Expense	29,981	21,607

Total Gross Adds	76	63
Total CPGA	$393	$343

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the Initial Markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
# # #